Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact: Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

   FOR IMMEDIATE RELEASE
   ---------------------

            JACK HENRY & ASSOCIATES INCREASES COMMON STOCK DIVIDEND
                        22 PERCENT to $.055 PER SHARE

 MONETT, Mo., January 30, 2006 _ Jack Henry & Associates, Inc. (Nasdaq: JKHY) today announced that its Board of Directors has increased the quarterly cash dividend 22 percent to $.055 per share. The cash dividend on Jack Henry's common stock, par value $.01 per share, is payable on March 2, 2006 to stockholders of record as of February 16, 2006. As of January 26, 2006, there were 91,560,148 shares of JKHY common stock outstanding.

 According to Kevin D Williams, CFO of Jack Henry & Associates, "One of our long-time corporate goals, which we established in 1990, has been to increase dividends on an annual basis. While we have typically increased dividends at a discount to our earnings growth, it is the opinion of our Board of Directors that the market has not adequately rewarded our stockholders for our earnings performance during the past couple of years. In response, the Jack Henry Board has voted to increase our dividend by 22 percent to $.055 per quarter. The timing of this announcement during our third fiscal quarter is consistent with our historic dividend announcements."


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 7,000 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.